EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Sonic Solutions
Novato, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-112523, No. 333-103624, and No. 333-102396) and Form S-8 (No. 333-127627) of Sonic Solutions of our reports dated June 13, 2006 relating to the 2006 consolidated financial statements and related 2006 schedule, and the effectiveness of Sonic Solutions’ internal control over financial reporting, which appear in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K.

/s/BDO Seidman, LLP
San Francisco, California

June 13, 2006